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                                                                     EXHIBIT 2.2


Michael R. Rochelle
State Bar No. 17126700
Stephen T. Hutcheson
State Bar No. 10335700
Rochelle and Hutcheson, L.L.P.
2929 Carlisle, Suite 222
Dallas, TX 75024
(214) 953-0182
(214) 953-0185 (fax)

ATTORNEYS FOR DEBTOR

Joe B. Dorman
State Bar No. 06003500
Senior Vice President and General Counsel
Search Capital Group, Inc.
700 N. Pearl Street, Ste. 400
Dallas, Texas 75201
(214) 965-6007 (tel.)
(214) 965-6098 (fax)

COUNSEL FOR SEARCH CAPITAL GROUP, INC.

                         UNITED STATES BANKRUPTCY COURT
                           NORTHERN DISTRICT OF TEXAS
                                DALLAS DIVISION

IN RE:                            Section          CHAPTER  II
                                  Section
AUTOMOBILE CREDIT FUND            Section          CASES    395-34981-RCM-11
1991-111, INC., ET AL.,           Section          THROUGH  395-34988-SAF-11
                                  Section
                                  Section          JOINTLY ADMINISTERED UNDER
         Debtors.                 Section          CASE NO. 395-3498 1 -RCM- 11

           MODIFICATION TO THIRD AMENDED JOINT PLAN OF REORGANIZATION

         Search Capital Group, Inc., and Automobile Credit Fund 1991-III, Inc., Automobile Credit Finance, Inc., Automobile Credit Partners, Inc., Automobile Credit Finance 1992-II, Inc.,




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Automobile Credit Finance III, Inc., Automobile Credit Finance IV. Inc.,
Automobile Credit Finance V, Inc., Automobile Credit Finance VI, Inc., and Automobile Credit Partners, Inc. file this Modification to Third Amended Joint Plan of Reorganization pursuant to 11 U.S.C Section 1127(a).

         The Third Amended Joint Plan of Reorganization is modified as follows:

         1.      Article I, paragraph mm is amended to read as follows:
"Effective Date means the eleventh day after the entry of the Confirmation Order by the Court unless Search, in its sole discretion, determines to extend the Effective Date; provided, however, that the Effective Date will occur no later than the twentieth day after the entry of the Confirmation Order."

         2. Article IIA, Section 2.01 is amended be deleting the last sentence of the first paragraph.

         3. Article II, Section 2.02 B is amended by deleting in its entirety subparagraph (v).

         4. Article II, Section 2.04 is amended by deleting the original text and substituting the following language: "The holders of Allowed Noteholder Secured Claims who either (I) did not vote or (ii)voted 'Yes' but did not select a Plan Option prior to the voting deadline set by the Court, will receive a written communication from the Balloting Agent that will allow each Noteholder an additional 14 days from the date of the mailing of such communication to select either the Search Equity Option or the Collateral Option. Upon the expiration of the 14-day period, anyone who fails to select a Plan Option will receive the distributions provided for in the Search Equity Option."

         5. Article IV, Section 4.03 C is amended by adding the following paragraphs:

                 "For purposes of determining the number of shares of Convertible Preferred




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         Stock and Common Stock to be issued to the Noteholders that elected the Search Equity Option (the "SEO Noteholders") pursuant to Sections 4.03(D) and (E) of the Joint Plan, the Financial advisors for Search and the Creditors' Committee shall estimate as of the Effective Date the number of shares issued pursuant to settlement of the O'Shea Class Action Litigation ("Settlement Shares") to be equal to $2,612,500 divided by the Common Stock price estimated by Alex. Brown.

                 The Plan Transfer Agent will (a) reserve 25% of the shares of Common Stock to be distributed to SEO Noteholders (the "Reserved Shares") pending final settlement of the O'Shea matter and (b) make an initial distribution of all cash dividends and securities except the Reserved Shares (the "Initial Distribution").

                 Subsequently, when the settlement of the O'Shea matter becomes final, the Settlement Shares will be determined based upon the formula ($2,612,500 divided by the average trading price for the prior 30 days), and if different from the estimate on the Effective Date, the financial advisors to Search and the Creditors' Committee will again determine, using the actual number of Settlement Shares, the number of securities to be issued to the SEO Noteholders (the "Re-Determination").

                 If, based upon the Re-Determination, additional shares need to be issued to SEO Noteholders to comply with Sections 4.03(D) and (E), then Search shall issue such additional shares as soon as practicable to the Plan Transfer Agent, who will distribute such additional shares and the Reserved Shares Pro Rata to those SEO Noteholders. If, based upon the Re-Determination, fewer shares need to be issued to SEO Noteholders to comply with Sections 4.03(D) and (E), then the Plan Transfer




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         Agent will (a) return to Search such fewer shares from the Reserved
         Shares and (b) distribute any remaining Reserved Shares Pro Rata to the SEO Noteholders.

                 If in the Initial Distribution, the Plan Transfer Agent rounded down to eliminate fractional shares of Common Stock, the Plan Transfer Agent will include such fractional shares in determining the total number of shares that each SEO Noteholder should receive and then round down to eliminate fractional shares in order to avoid rounding fractional shares twice."

         6. Article IV, Section 4.06(b) is amended by deleting the original text and substituting the following language:

         "a distribution of the proceeds, if any, of the Litigation Trust that is established pursuant to Article IX. Distributions, if any, will be attributable to and allocated among the holders of Class A Beneficial Interests and Class B Beneficial Interests as those interests are defined in the Litigation Trust Agreement. The recoveries, if any, from the Estate Claims (as defined in 9.04 below) will be allocated to the Class A Beneficial Interests and will be distributed among all holders of Allowed Unsecured Claims in Classes 9 through 16 in accordance with the terms of the Joint Plan and the Litigation Trust Agreement. The recoveries, if any, from the Individual Claims (as defined in 9.04 below) will be allocated to the Class B Beneficial Interests and will be distributed only among the holders of Allowed Unsecured Claims in Classes 9 through 16 whose causes of action were assigned to the Litigation Trust through the procedures described in 9.05 below. Distributions, if any, from the Litigation Trust will be made to the holders of the respective interests on a quarterly basis beginning on the second anniversary date of the Effective Date. As to any single Debtor, such distributions will be made to the holders of Class A Beneficial Interests and Class B Beneficial




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Interests, as the case may be, on a pro rata basis in a ratio that such holder's Allowed Unsecured Claims bears to all Allowed Unsecured Claims included in the applicable class of Beneficial Interests. "

         7. Article V, Section 5.01 A is amended by deleting the original text and substituting the following: "The Judge of United States District Court for the Northern District of Texas presiding over the O'Shea Class Action Litigation, Case No. 3:94-CV- 1428-J shall have entered an order (a) certifying the settlement class, (b) approving notice to the class and (c) preliminarily approving the class settlement."

         8. Article V, Section 5.02 is amended by deleting the original text of subparagraph B and substituting the following: "Search will have selected and appointed two directors nominated by the Creditors' Committee as active members of its Board of Directors. Provided, however, that the failure or refusal of such nominees to serve shall not prevent the Joint Plan from becoming effective. "

         9. Article VI, Section 6.01 is amended by deleting the words Conversion Date from the last sentence of such Section and adding the following phrase at the end of the last sentence: "date it is converted, but no later than the seventh anniversary of the Effective Date."

         10. Article VI, Section 6.02 is amended by inserting before the words "the Effective Date" in the fourth line the phrase "in conjunction with the initial distribution of the Convertible Preferred Stock as soon as practicable after".

         11. Article VI, Section 6.08 is amended by deleting the original text and substituting the following: "Each share of Convertible Preferred Stock shall have the same voting attributes and characteristics as do the shares of the Common Stock which shall be one vote per share."




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         12.     Article VII, Section 7.06 is amended by deleting the original text and substituting the following: "Allowed Administrative Claims shall be paid in full, in cash, on the Effective Date, or within fifteen (15) days after allowance of such Claim, if entry of a Court order of allowance be necessary. Allowed Administrative Claim for professional fees of the Debtors' and Creditors' Committee's counsel, financial and other advisors shall be allocated among and remain the liability of each Debtor in the ratio that the Present Value of the Notes of each Debtor bears to the Present Value of the Notes of all Debtors. If, on the Effective Date, a particular Debtor does not have enough cash to pay the professional fees mentioned above, then the liability for such fees shall follow the Note Collateral. Such fees shall then be paid out of the first amounts collected from the Note Collateral in the Noteholders Trust and from Search, on a pro rata basis based upon the percentages of Allowed Noteholder Secured Claims of each of the Debtors that chooses the Collateral Option and the Search Equity Option under this Plan. The Noteholders' Trust and the Collateral attributable to the Noteholders having selected the Collateral Option shall not be liable for the fees, incurred by Search's professionals, such as Alex. Brown & Sons, Brean Murray, Foster Securities, or Akin Gump Strauss Hauer & Feld."

         13. Article VII, Section 7.08 is amended by deleting the original text and substituting the following: "The reasonable fees, costs and out-of-pocket expenses, including attorneys' fees, of the Indenture Trustee, including without limitation such fees, costs and expenses incurred prior to the Petition Date, are Administrative Claims in the Case. Set forth in Section 2(f)(1)(h) of the Disclosure Statement are the fees incurred as of the most recent available date by the Indenture Trustee for the Notes of six (6) of the Debtors. Any dispute regarding the reasonableness of any of such fees and expenses shall be determined by the Bankruptcy Court at or prior to the Confirmation




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Hearing. The treatment of the Indenture Trustee's fees and expenses as provided in this Section 7.08 shall be in lieu of and in consideration of the respective Indenture Trustee's lien rights (if any) under the applicable Indenture Agreement."

         14. Article IX, Section 9.01 is amended by deleting the original text and substituting the following: "On the Effective Date, the Litigation Trust will be established for the benefit of the holders of Allowed Unsecured Claims against those Debtors for whom the Confirmation Order applies. The beneficial interests in the Litigation Trust will be non-transferable except as mandated by applicable nonbankruuptcy law. The Litigation Trust will maintain separate accounting records for each Class 9 through 16 and the holders of Allowed Unsecured Claims within each such Class, who will hold Class A Beneficial Interests (as defined in the Litigation Trust Agreement). In addition, the Litigation Trust shall keep separate accounting records for all Noteholders who by default or in accordance with the procedures set forth in the Ballot assign their individual causes of action to the Litigation Trust (the "Assigning Noteholders"), who will hold Class B Beneficial Interests (as defined in the Litigation Trust Agreement). The terms of the Litigation Trust shall be as set forth in the Litigation Trust Agreement which will be filed with the Bankruptcy Court as a Plan Document prior to Confirmation. The Litigation Trust is intended to be a grantor trust for federal income tax purposes. After the Effective Date, the Litigation Trust shall be maintained in accordance with this Joint Plan and the Litigation Trust Agreement."

         15. Article IX, Section 9.01 is further amended by adding a new subparagraph A which reads as follows: "The Litigation Trust Agreement shall provide for the appointment of an Interim Trustee in the same manner by which the Trustee will be appointed. To the extent that Debtors' counsel and the Creditors' Committee agree, that discussions regarding the resolution or liquidation




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of certain Trust Assets (causes of action) are susceptible to imminent resolution and if they so notify the Bankruptcy Court of the same, the appointment of a permanent Litigation Trustee may be deferred for a period not to exceed ninety (90) days. During such ninety (90) day period, the Assignments discussed Sections 9.04 and 9.05 above shall be effective and the Interim Trustee shall have the full authority that the Litigation Trustee would have to settle or pursue causes of action subject to Bankruptcy Court approval. Accordingly, the Interim Trustee shall be fully indemnified and upon resignation of the Interim Trustee at the end of or during the ninety (90) day period be fully released to the same extent as provided for the permanent Litigation Trustee."

         16. Article IX, Section 9.02 is amended by deleting the original text and substituting the following: "On and after the Effective Date, title to the assets of the Litigation Trust, including those described in Section 9.04 herein, shall be transferred by the Debtors and the Assigning Noteholders to and be vested in the Litigation Trustee for the benefit of the beneficiaries of the Litigation Trust existing as of the Confirmation Date."

         17. Article IX, Section 9.04 is amended by deleting the original text and substituting the following: "Each Debtor will transfer and assign, to the extent permitted by applicable law, all rights and causes of action pursuant to (a) Section 502 of the Bankruptcy Code, (b) preference claims pursuant to Section 547 of the Bankruptcy Code; (c) fraudulent transfer claims pursuant to Section 548 of the Bankruptcy Code; (d) all other claims and causes of action of each Debtor against any Person to the Litigation Trust ("Estate Claims") as of the Effective Date. Accordingly, the Estate Claims shall be preserved, transferred and assigned to, and vested in, the Litigation Trust for all purposes as of that date. Subject in all respects to the following limitations, the respective Litigation Trust will be authorized to prosecute, settle and collect the Estate Claims on behalf of each Debtor.




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The Litigation Trust may also hold, prosecute, settle and collect recoveries of causes of action which may be the property of Noteholders ("Individual
Claims"), but only to the extent that such claims are assigned to the Trust pursuant to the procedure contained in the ballot for voting on the Joint Plan or by default by such Noteholder failing to submit a Ballot or properly execute the Non-Assignment Election provided for on the Ballot. The Litigation Trustee, in its sole discretion, may pursue such causes of action and without further order of the Bankruptcy Court take all actions in connection with the prosection, defense, compromise and settlement thereof. In such connection, the Litigation Trustee may retain such counsel, accountants or other professionals deemed necessary in connection therewith. All proceeds of recoveries, if any, received from or in respect of the causes of action (whether by settlement, judgment, or otherwise) shall, after payment of all related reasonable professional and expert fees, become and be distributed to the Noteholders of the respective Debtor, Pro Rata, for whom such settlement judgment or other form of recovery was obtained."

         18. Article IX, Section 9.05 is amended by deleting the original text and substituting the following: "Noteholders, as of the Record Date will in their Ballots for voting on the Joint Plan and by virtue of Bankruptcy Court order have assigned to the Litigation Trust any pre-petition Claims or causes of action such Noteholders may hold as of the Record Date against any Persons, including, but not limited to, the Debtors, Search, their respective current or former directors, officers, and professionals, or other third parties, including, but not limited to, financial institutions and third party professionals arising from or relating to such holder's status as a Creditor of the Debtors on account of a financial transaction, such Noteholder's transactions with the Debtors, or such Noteholder's purchase or sale of any portion of the Notes, or which arise pursuant to the terms of the respective Indenture Agreement or Memorandum under which such Notes were issued.




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         A Noteholder may elect not to assign his Individual Claims to the
Litigation Trust by checking the Non-Assignment Election on the Ballot. Absent checking the Non-Assignment Election on the Ballot, including if a Noteholder does not return a Ballot, the Noteholder will be deemed to have chosen to assign his Individual Claims to the Litigation Trust. In the event a Noteholder does not return a Ballot, the Confirmation Order shall be deemed the operative document for assignment of such Noteholder's Individual Claims."

         19. Article XI. Section 11.02 is amended by deleting the original text and substituting the following: "Neither the Debtors, the Creditors' Committee, Search, the Interim Trustee (should one be appointed) nor any of their respective members, officers, directors, employees, agents, or professionals shall have or incur any liability to any holder of a Claim or Interest for any act, event, or omission in connection with, or arising out of, the Chapter 11 Cases (including the activities and deliberations of the Creditors' Committee), the confirmation and consummation of the Joint Plan, preparation or contents of the Joint Disclosure Statement or any supplements thereof or the administration of the Joint Plan or the property to be distributed under the Joint Plan, except for willful misconduct or gross negligence."

         20. Article XIII is amended by adding a new paragraph S and relettering the original paragraph S to T. New paragraph S will read as follows: "To approve any settlements reached by the Interim Trustee; and."

         21. Article XIV, Section 14.02 is amended by deleting the original text and substituting the following: "All Creditors, other than creditors having Administrative Claims or Rejection Claims with be required to file proofs of claim, if necessary, by the Bar Date. Rejection Claims must be filed In accordance with Article X of this Joint Plan. Administrative Claims, other than those made




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pursuant to Section 330 of the Bankruptcy Code, must be filed within five (5)
days before the Confirmation Hearing. Any Administrative Claim not filed by the time specified will be barred."

         Except as specifically amended and modified above, the remainder of the Third Amended Joint Plan of Reorganization shall remain fully effective and enforceable.

                 Respectfully submitted this today of February 1996.


                         By: /s/ MICHAEL R. ROCHELLE
                            ----------------------------------
                              Michael R. Rochelle
                              Stephen T. Hutcheson
                              Rochelle & Hutcheson
                              2929 Carlisle, Suite 222
                              Dallas, TX 75204
                              (212) 953-0182

                         ATTORNEYS FOR DEBTORS

                         Search Capital Group, Inc.

                     By  /s/ JOE B. DORMAN
                       -----------------------------------------
                         Joe B. Dorman
                         State Bar No.06003500
                         Senior Vice President and General
                         Counsel Search Capital Group, Inc.
                         700 N. Pearl Street, Ste. 400
                         Dallas, Texas 75201
                         (214) 965-6007 (tel.)
                         (214) 965-6098 (fax)

                     COUNSEL FOR SEARCH CAPITAL GROUP, INC.




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